NEWS
RELEASE
Contact:                Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(713) 850-7600
(713) 850-7330 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS REPORTS RECORD FIRST QUARTER 2009 RESULTS

International Operations Drive Significant Increases in Revenues, EBITDA and Earnings

HOUSTON, TEXAS, May 7, 2009 (PR Newswire) – Geokinetics Inc. (NYSE AMEX: GOK) announced today financial results of operations for the three months ending March 31, 2009.  Highlights include:

•	Revenue increased 22% from the first quarter of 2008 to $146.9 million.

•	EBITDA (a non-GAAP financial measurement, defined below) increased 38% from the first quarter of 2008 to $25.4 million.

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Income Applicable to Common Stockholders increased 54% from the first quarter of 2008 to $4.0 million, or $0.37 per diluted share, compared to $2.6 million, or $0.24 per diluted share, for the three months ended March 31, 2008.

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The Company invested $9.9 million during the first quarter of 2009, primarily to increase its international surveying and drilling capacity for crews relocating from North America.  In addition, the Company is purchasing new specialized vessels, which will be deployed on future projects to maximize productivity in the high-value market for shallow water seismic data acquisition.

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The Company’s backlog on March 31, 2009 was approximately $416 million, as compared to $417 million on March 31, 2008.  While backlog was down from the $548 million at December 31 2008, the backlog was largely composed of multiple long-term international contracts in their early stages, which have strong potential for additional follow-on work; therefore additional awards are not expected until the current contracts are closer to completion.

Management Comment

Richard F. Miles, President and Chief Executive Officer, said: “Although oil and natural gas prices have declined from their highs in 2008, our backlog and demand remain strong in our international data acquisition segment where most of our crews are busy.  As mentioned previously, a significant amount of our backlog was added after last fall’s collapse in the credit markets and subsequent decline in commodity prices. Our customers include national oil companies and international oil companies with long-term planning horizons and strategic investment considerations.  As our average project size increases, we expect our backlog to rise and fall as long-term jobs are fulfilled over time and then eventually replenished with additional work as we bring projects to completion. Our restructuring in 2008 and investments in new equipment and technology have positioned Geokinetics for higher and more consistent profitability and cash flow.  Our data processing segment continues to make technological advances and we expect to continue to develop new products and services to help our customers.  In addition, our global presence has enabled us to deploy assets to the markets where they have the potential to earn the highest returns.”

“In North America, demand for land seismic services has declined in response to deteriorating commodity prices.  As a result, we reduced our crew count in the United States from eight to six crews in the first quarter of 2009 and operated only three crews during the Canadian winter season as compared to five in 2008.  We have further reduced our crew count in the United States to five early in the second quarter.  The equipment from these crews is being repositioned overseas and allocated among our remaining U.S. crews, including increasing capacity on an existing crew for a large 12,500-channel job beginning in the second quarter.”

“During the past two years, we invested over $170 million to increase recording channel capacity, increase the size of our transition zone fleet and Ocean Bottom Cable (OBC) capacity, and those investments are beginning to demonstrate their value through higher revenues and better margins.  With those significant investments behind us, we expect to reduce debt over the remainder of the year and fund our 2009 capital budget of $37 million out of cash flow.  In addition, we have taken certain measures to reduce our costs in response to market conditions and will continue to proactively manage our business in response to rapidly changing market conditions.”

Three Months Results

Selected information by segment and business unit is included below (all data in millions except for Gross Margin percentages):

Three months ended March 31, 2009:

                        Data Acquisition
North America     International     Data Processing     Consolidated
Revenues                                       $ 35.9                    $ 108.2                 $ 2.8                              $146.9
Direct operating costs                    28.5                       77.5                      2.2                                108.2
Gross Margin %                              21%                      28%                      21%                             26%

Three months ended March 31, 2008:

                        Data Acquisition
North America     International     Data Processing     Consolidated
Revenues                                       $ 61.7                    $ 55.6                   $ 2.9                             $120.2
Direct operating costs                    47.8                        42.4                      2.2                               92.4
Gross Margin %                              23%                        24%                     24%                            23%

Revenue increased 22% in the three months ended March 31, 2009, compared to the same period of 2008.  Revenue increases were driven by strong demand for international data acquisition services and increased recording capacity resulting from the Company’s extensive capital investment program in 2008.  International revenue improvements were partially offset by decreased revenues in North America as the result of lower activity levels, resulting from decreasing demand in that region.

Direct operating costs increased 17% in the three months ended March 31, 2009, compared to the same period of 2008.  The Company’s gross margin (excluding depreciation and amortization and general and administrative expenses) for consolidated operations was 26% in the first quarter of 2009, compared to 23% in the same period of 2008.  International gross margins improved due to increased operating efficiencies and increased utilization of the Company’s shallow water crews.  North America gross margins worsened due to significantly reduced demand and activity levels.  Data processing gross margins declined due to pricing pressure resulting from reduced demand and slightly lower activity levels.

EBITDA (as defined below) increased 38% to $25.4 million for the first quarter of 2009, compared to $18.4 million in the first quarter of 2008.  EBITDA improved as a result of increased activity and higher margins in international markets, especially in high-margin shallow water markets.  EBITDA was negatively impacted by severances of approximately $0.9 million, or $0.08 per diluted share, incurred during the first quarter of 2009.

The Company increased its income applicable to common stockholders by 54% to $4.0 million, or $0.37 per share, in the first quarter of 2009, compared to $2.6 million or $0.24 per share for the same quarter in 2008.  This was primarily the result of international operational improvements mentioned above offset by higher depreciation and amortization expense resulting from the Company’s extensive capital expenditure program in 2008, increased foreign income taxes and higher dividends resulting from the sale of additional shares of preferred stock in July 2008.

Backlog Remains Strong

Geokinetics’ backlog at March 31, 2009 was approximately $416 million, consistent with $417 million at March 31, 2008 and down 24% from $548 million at December 31, 2008.  Approximately $359 million or 86% of current backlog is related to international business (excluding Canada), with the remaining $57 million or 14% in North America ($51 million of which is attributable to the United States).  The Company continues to see high levels of interest for its services internationally, especially in shallow water environments and for NOCs targeting oil prospects.  Of the Company’s international backlog, approximately $289 million or 81% is with NOCs or partnerships including NOCs.  Approximately $132 million or 37% is in shallow water transition zones and OBC environments.

Capital Investments

In the first quarter of 2009, the Company made additional investments in equipment to meet demand, improve seismic image quality and upgrade its information systems.  A total of $9.9 million was invested out of the Company’s 2009 capital expenditure budget of $37.3 million.  Significant investments made during the quarter include new drilling and surveying equipment for its international operations, primarily for crews relocating from North America and new special purpose, highly transportable vessels and equipment for the Company’s shallow water operations which enables the Company to further capitalize on its investment in OBC and shallow water channel capacity.  The continued investment in new, productivity-enhancing information technology systems is beginning to generate results. The Company’s investments are expected to generate returns through greater revenue generating capacity and profit-improving productivity throughout 2009 and into 2010.  As of March 31, 2009, the Company had approximately 95,750 stations of single-component and 8,250 stations of multi-component recording equipment, equating to total channel count of 122,500, an increase of 4% from 118,300 channels at March 31, 2008 and consistent with December 31, 2008.  Additional channels increase the Company’s revenue generating capacity through improved technology for higher resolution, the ability to operate larger, higher channel count crews and by reducing equipment downtime.  The Company expects the remainder of its 2009 capital investments to be targeted toward maintenance, additional special purpose vessels and other equipment to improve the efficiency of the Company’s shallow water operations, support equipment for long-term projects in South America and West Africa, new technologies for data processing and the continued integration of new information technology systems.

Selected Balance Sheet Data

Cash, cash equivalents and restricted cash totaled $15.4 million at March 31, 2009, of which $5.3 million was restricted cash.  Total debt was $99.0 million with $30.1 million of that amount being current.  Total debt-to-book capitalization was 30.0% at March 31, 2009, as compared to 31.9% at March 31, 2008 and 28.8% at December 31, 2008.  The increase in debt as a percentage of book capitalization from year-end was primarily the result of additional borrowings under the Company’s revolving credit facility to compensate for collections received shortly after March 31, 2009, which were expected during the first quarter. The Company is in compliance with all debt covenants and the Company’s revolving credit facility is not due until May 2012.  The Company expects to continue making prudent investments to meet demand and believes it has adequate cash flow, cash resources and borrowing availability to fund its capital expenditure budget and working capital requirements for the foreseeable future.

First Quarter Operations Review and Second Quarter 2009 Operational Outlook

The Company is providing this update to assist shareholders in understanding the operations of the Company in the first quarter of 2009 and the operational expectations for the second quarter of 2009.

North America

Canada - Operated three crews for most of the first quarter in Canada’s winter season.  The Company does not expect to operate any crews during the spring breakup period in the second quarter and expects to reduce costs and look for opportunities to redeploy assets internationally during the quarter.

United States - Operated six crews throughout the first quarter and two additional crews for approximately half of the quarter.  The Company shut down one crew early in the second quarter and expects to operate five crews throughout the second quarter.  Of the three crews that have been shut down, the equipment from one will be relocated to Brazil in the second quarter, the equipment from another will be spread among existing crews to improve efficiency and equipment from the third will be combined with an existing crew in the United States for a large data library project commencing in the second quarter, which requires 12,500 channels of equipment.  The data acquired on this data library project will be jointly owned by the Company and its customer, and as such will be accounted for as an investment with all costs deferred and amortized against the Company’s share of future data license revenues.  The Company will not recognize any revenue for this crew until the delivery of processed data.  The Company does not expect to earn any license revenues until the latter part of 2009; however, the Company expects that license revenues already committed will be sufficient to cover the Company’s share of up-front cash costs for data acquisition.

International

Latin America – Operated an average of seven crews during the first quarter with crews operating in Bolivia, Brazil, Colombia, Peru and Suriname.  The Company expects to operate six to seven crews during the second quarter, with an average of six crews operating in Bolivia, Brazil, Colombia, and Suriname.  The Company is starting a second crew in Brazil mid-quarter which is expected to operate on existing projects until late in the fourth quarter.

EAME – Operated two to three crews during the first quarter, with an average of two and a half crews operating in Angola, Cameroon and Egypt.  The Company expects to operate two to four crews in the second quarter, with an average of three and a half crews operating in Angola, Cameroon, Egypt and Mozambique.  The Company expects to commence work with a second crew in Angola mid-quarter, on a project that is expected to last in excess of one year.

Australasia / Far East – Operated one to two crews during the first quarter, with an average of one and a half crews working in India and Malaysia.  The Company expects to operate one to two crews during the second quarter, with an average of one and a half crews operating in Bangladesh and Malaysia.  The Company’s crew in India has moved to Bangladesh and will commence a project early in the second quarter that is expected to last until early in the third quarter.

GEOKINETICS INC. (NYSE AMEX: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

Below are condensed Consolidated Statements of Results of Operations.  More detailed information is available in the Company’s Form 10-Q for the three months ended March 31, 2009 which will be filed by May 11, 2009.

	For the Three Months Ended March 31,
	2009	2008
	(In thousands, except per share amounts)
Revenue	$146,919	$120,154

Expenses:
Operating expenses	108,234	92,415
General and administrative	13,303	9,302
Depreciation and amortization	12,496	10,991
Total expenses	134,033	112,708
Other gain (loss), net	(193)	(81)
Income from operations	12,693	7,365

Other income (expense):
Interest expense, net	(1,477)	(1,321)
Other	(24)	(661)
Total other income (expense)	(1,501)	(1,982)
Income before income taxes	11,192	5,383
Provision for income taxes	5,206	1,520
Net income (loss)	5,986	3,863
Preferred stock dividend and accretion costs	2,027	1,276
Income (loss) applicable to common stockholders	$3,959	$2,587

Income (loss) per common share – basic	$0.38	$0.25
Income (loss) per common share – diluted	$0.37	$0.24

Weighted average common shares outstanding – basic	10,470	10,316
Weighted average common shares outstanding – diluted	10,576	10,594

GEOKINETICS INC. (NYSE AMEX: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

GAAP Reconciliation

The Company defines EBITDA as Net Income before Taxes, Interest, Other Income (Expense) (including foreign exchange gains/losses, gains/losses on sale of equipment and insurance proceeds, warrant expense and other income/expense) and Depreciation and Amortization.  EBITDA is not a measure of financial performance derived in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered in isolation or as an alternative to net income as an indication of operating performance.  See below for reconciliation from Income Applicable to Common Stockholders to EBITDA amounts referred to above:

	For the Three Months Ended March 31,
	2009	2008
	(In thousands)
Income (Loss) Applicable to Common Stockholders	$3,959	$2,587
Preferred Stock Dividends and Accretion Costs	2,027	1,276
Net Income (Loss)	5,986	3,863
Provision for Income Taxes	5,206	1,520
Interest Expense, net	1,477	1,321
Other Expense (Income) (as defined above)	217	742
Depreciation and Amortization	12,496	10,991
EBITDA	$25,382	$18,437

Conference Call and Webcast Information

Geokinetics has scheduled a conference call and webcast on Friday, May 8, 2009, beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss its first quarter 2009 financial and operational results.  The webcast may be accessed online through Geokinetics’ website at www.geokinetics.com in the Investor Relations section.  A limited number of telephone lines will also be available to participants ten minutes prior to the start of the webcast by dialing (877) 407- 9210 for domestic or (201) 689-8049 for international.

A replay of the webcast will be available online at www.geokinetics.com in the Investor Relations section and at www.investorcalendar.com.  A telephone audio replay will also be available through May 22, 2009, by dialing (877) 660-6853 for domestic or (201) 612-7415 for international, account #286 and conference ID #302651.  If you have any questions regarding this procedure, please contact Diane Anderson at (713) 850-7600.

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading international provider of seismic data acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics operates in some of the most challenging locations in the world from mountainous jungles, swamps and surf transition zones and ocean bottom environments. More information about Geokinetics is available at www.geokinetics.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, related financial performance and statements with respect to future events.  These statements are based on certain assumptions made by Geokinetics based on management's experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company's reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog, which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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GEOKINETICS INC. (NYSE AMEX: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX